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                                                                  Exhibit (b)(1)


Mr. Gert J. Reinhardt                                          IKB INTERNATIONAL
SER Systeme AG                                                  Societe Anonyme
Innovationspark Rahms
D-53577 Neustadt
Germany


December 16, 1999

Dear Sirs,

Following our mutual discussions we herewith offer you the following CHF-fixed-rate credit (IN 1):

Debtor:                            SER Systeme AG
                                   Produkte und Anwendungen der
                                   Datenverarbeitung D-53577 Neustadt

Credit amount:                     Swiss Francs to the equivalent of EUR
                                   15,400,000.00 (in words: Euro fifteen million four hundred thousand)

                                   The EUR/CHFdrawing rate will be determined bindingly based on the reference quotation of the public banks in Frankfurt (Reuter's page "EUROFX/1") 2 bank working days prior to payout and you will be informed about the same.

Interest rate:                     4.05 % p.a. from the day of payout until
                                   06.01.2003

Payout ratio:                      100%

Utilization of the credit:         The credit is used to co-finance the purchase
                                   price of the company:

                                   EIS International, Inc.
                                   555 Herndon Parkway
                                   556 Herndon
                                   Virginia 20170, U.S.A.;

Redemption:                        in eight equal quarterly rates in Swiss
                                   Francs on 1/05, 4/05, 7/05, and 10/05,
                                   respectively, of each year, beginning on
                                   4/05/01 and ending on 1/06/03. We will inform
                                   you about the amounts of redemption
                                   separately after payout.
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Payment of interest:               quarterly, supplementary on 1/05, 4/05,7/05
                                   and on 10/05 of each year, starting on
                                   4/05/00 and ending on 1/06/03; interest has to be paid at the end of each interest period in Swiss Francs;

Method of interest calculation:    Euro-method (elapsed calendar days divided by
                                   360 days);

Accounting connection:             Payments to us may please be directed to our
                                   account at UBS AG, CH-Zurich, account No.
                                   230-60798.05Q in Swiss Francs.

                                   Further you have the possibility to carry out EUR/CHF cash bargains or futures tradings with us for the settlement of the interest and amounts for redemption.

                                   After the completion of such a currency
                                   exchange transaction with us you have the possibility to take part in our cost-free debit transfer order collection by signing and returning the enclosed direct debiting authorization.

Damages for delayed payment:       For all amounts which do not reach us on the
                                   due date we will charge interest amounting to the respective Bank Rate of Schweizer
                                   Nationalbank plus 5% p.a. or, in case of an order for currency exchange transactions or the enclosed direct debiting authorization amounting to the respective basic interest rate according to Section 1 of the Bank Rate
                                   Transitional Act plus 5% p.a.

Allowance for basic agreement:     We grant this credit in allowance for the
                                   basic agreement of IKB Deutsche Industriebank
                                   AG, Dusseldorf dated 12/08/99;

Security:                          The security for our commitment as well as
                                   that of IKB Deutsche Industriebank AG,
                                   Dusseldorf and Berlin, thereafter referred to as 'IKB', including the currency risk in connection with the CHF-credit is:

                                   a negative/positive declaration according to the enclosed draft.

                                   No further securities are intended.

                                   This willingness depends on the condition
                                   that you have not offered further securities
                                   to other creditors. If you grant securities
                                   to other creditors, we will also be conceded
                                   securities which are acceptable to us.
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Trust obligation:                  The securities are held in trust and are
                                   administrated by IKB for us.

Payout procedure:                  The payout of the credit takes place as soon
                                   as the following documents are available to
                                   IKB:

                                   declaration of agreement on the enclosed copy of this letter;

                                   negative/positive declaration according to the enclosed draft;

                                   Purchase contract with EIS International,
                                   Inc., Virginia, USA, which should not result in any reservations from our side;

                                   Interim figures which are not older than 5 months and which do not show a deterioration of the credit status.

Applicable law:                    Federal Republic of Germany;

Further parts of the contract:     Our enclosed 'general terms and conditions';

                                   Our advice on currency risks of this
                                   financing includes the enclosed indicative break-even-analysis which we will be glad to supply in the respective current version at the time of payout and on request.

                                   The information brochure which has to be legally binding signed bearing the title 'Important information about loss risks with futures tradings'.

Place of jurisdiction:             The courts of local jurisdiction

Compulsory registration:           We wish to point out your obligation of
                                   registration according to Section 26 of the foreign trade and payments act and Section 59 and possibly Section 62 of the foreign trade and payments order (payment and stock report on claims and obligations.

                                   The LZB (clearing bank) which is responsible for you will inform you about the formalities of registration and will provide you with the necessary forms and documents with explanations.

Obligation of information,         For the duration of our business connection
right of inspection and            you will provide us with your annual balance
examination:                       sheet with profit and loss account and will
                                   permit us the inspection of your business
                                   records and your firm. If the completion of
                                   an annual financial statement is
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                                   delayed, you will supply us with the
                                   preliminary figures.

Reservation period:                Our obligation of payment ends if the
                                   conditions for payout are not met by 2/29/00;

Commission for appropriation:      0.375% p.m. on all credit amounts which are
                                   not paid out beginning from 1/05/00;

Acceptance:                        by signing and returning the copy of this
                                   letter within two weeks.


We are happy to help you with this credit.

Yours faithfully

IKB International


/s/ Illegible

Enclosures

Important information:             We kindly request you to direct all
                                   correspondence concerning the securities directly to our branch with the following address:

                                   IKB Deutsche Industriebank AG
                                   Niederlassung Hessen, Rheinland Pfalz,
                                     Saarland
                                   Postfach 90 05 64

                                   D-60445 Frankfurt/Main